UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report(Date of Earliest Event Reported): October 21, 2010

CFO CONSULTANTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
333-149294	42-1749358
(Commission File Number)	(IRS Employer Identification No.)

Rm. 2102 F & G, Nan Fung Centre, 264-298 Castle Peak Rd.,
Tsuen Wan, N.T., Hong Kong

(Address of principal executive offices and zip code)

+852 2412 2208

(Registrant's telephone number including area code)

73726 Alessandro Dr. Suite 103, Palm Desert, CA 92260

(Registrant's former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by CFO Consultants, Inc. from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, CFO Consultants, Inc’s management as well as estimates and assumptions made by  management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with the audited consolidated financial statements of Hong Kong Wai Bo International Limited as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and the related notes thereto, and the unaudited interim consolidated financial statements as of June 30, 2010 and for the six months ended June 30, 2009 and 2010 and the related notes thereto filed as exhibits to this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” or the “Company” refer to CFO Consultants, Inc., a Nevada corporation.

Item 1.01 Entry Into A Material Definitive Agreement

On October 21, 2010, we acquired Hong Kong Wai Bo International Limited, a Hong Kong corporation (“Waibo”) that, through its operating subsidiaries in the People’s Republic of China (the “PRC” or “China”), is in the business of producing potato starch.

On October 21, 2010, the (“Closing Date”), pursuant to the terms of an Agreement and Plan of Reorganization dated as of October 21, 2010 (the “Exchange Agreement”) by and among the Company, Waibo, the holders of all outstanding shares of Waibo (the “Waibo Shareholders”) and Orion Investment Inc. (the Company's Principal Shareholder”), we acquired all of the outstanding shares of Waibo (the “Waibo Shares”) from the Waibo Shareholders and the Waibo Shareholders transferred all of the Waibo Shares to us. In exchange, we agreed to issue to the Waibo Shareholders or their designee, an aggregate of 361,920,000 shares of our common stock (the “Exchange Shares”), equal to 96% of all (collectively, the “Amendment Issuances”) our outstanding shares, after giving effect to the conversion of an outstanding convertible note of the Company held by Millennium Capital, Inc., in the principal amount of $25,000 (the “Convertible Note”), which such note is convertible into 9,441,667 shares of our common stock, and the planned amendment of our Articles of Incorporation.   On the Closing Date, we did not have sufficient authorized shares to complete the issuance of the entire amount of Exchange Shares and shares issuable pursuant to the Convertible Note, so only 38,000,000 shares were issued to the designee of the Waibo Shareholders at the closing, and no shares were issued to the holder of the Convertible Note. As soon as practicable after the Company effectuates an amendment to its Articles of Incorporation to increase its authorized shares, the Company will issue the remaining 323,920,000 shares to the Waibo Shareholders, as well as 9,441,667 shares to the holder of the Convertible Note.  As a result of the transactions contemplated by the Exchange Agreement, Waibo became our wholly owned subsidiary.

A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference. All references to the Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Item 2.01 Completion of Acquisition or Disposition of Assets

Closing of Exchange Agreement

On the Closing Date, we entered into an agreement to acquire Waibo, a Hong Kong corporation that, through its operating subsidiaries in the PRC, is in the business of producing potato starch.  Pursuant to the terms of the Exchange Agreement, the Waibo Shareholders transferred and contributed all of the Waibo Shares to us and in exchange, we agreed to issue to the designee of the Waibo Shareholders, the Exchange Shares, equal to 96% of all of our shares after giving effect to the conversion of the Convertible Note. On the Closing Date, we did not have sufficient authorized shares to complete the issuance of the entire amount of Exchange Shares and shares issuable pursuant to the Convertible Note, so only 38,000,000 shares were issued to the Waibo Shareholders on the Closing Date and no shares were issued to the holder of the Convertible Note. As soon as practicable after we effectuate an amendment to our Articles of Incorporation to increase our authorized shares, we will issue the remaining 323,920,000 shares to the Waibo Shareholders, as well as 9,441,667 shares to the holder of the Convertible Note.

Prior to the Closing Date, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act regarding our common stock.

Our current corporate structure is set forth below:

*After giving effect to the Amendment Issuances.

Description of Business

We are a leading PRC producer of high quality potato starch, a value added and functional ingredient in many different types of packaged and processed foods.  Our corporate headquarters are in Hong Kong and our operational headquarters are in Kunming city, Yunnan province. Our factories are in Yunnan, Guizhou and Gansu provinces in China.  Our potato starch is sold under the “Wei Bao” and “Jiabao” brands and we believe that our products are well known for their consistency, purity, quality and white color.

Potato starch is a functional food additive, offering strong adhesion without chemicals. Potato starch is also a cost effective thickener, which does not interfere with taste. In addition, our premium potato starch is white in color and thus can be added to many foods without affecting product color. Our potato starch is used by makers of noodles, instant noodles, dumplings, fishballs, shrimp balls, meatballs, and many other mainstream Chinese foods.

We believe that we are among the top five makers of premium native potato starch in the PRC and that our manufacturing presence in Yunnan, Guizhou and Gansu makes us the single largest producer in these provinces.  Our current overall production capacity is 111,500 metric tons per year.  Our native potato starch has consistently received the government’s highest rating, which affords it a premium price in the PRC market place. We sell our products to distributors and food processing companies.  In 2009 we sold to more than 50 customers, with only one customer comprising more than 5% of our annual total sales.

China’s modernization has brought about significant changes to its food industry. With increasing urbanization, the use of supermarkets and consumption of prepared and processed foods have grown rapidly. According to a July 2010 report of the United States Department of Agriculture, the PRC now has over 500,000 manufacturers of frozen and processed foods, with a total annual output of RMB 4.5 trillion in 2009. The potato starch market in the PRC is currently estimated at over 900,000 metric tons (China Potato Starch-Specialized Society 2009).

We benefit from favorable government policies in the PRC. We currently enjoy no income taxes for most of our business due to government policies aimed at providing extra incentive to rural food businesses involved in China’s primary food supply.  In addition we have a successful track record at working with local governments to increase rural income levels through increased potato production.  This is important to our business because obtaining high and steady quantities of premium potato resource is the key challenge facing large scale potato starch production.

We provide farmer education and assistance to enable better yields and higher starch potatoes, and we were selected in 2009 by the Ministry of Agriculture to establish the National R&D Center for Potato Processing.  We are building new production lines that will expand our business into whole potato starch, which is used in the fast food industry, as well as modified potato starch, which is used in non food industries including paper, textiles, and building materials.

Industry Overview

Starch is a carbohydrate consisting of a large number of glucose units joined together by glycosidic bonds. This polysaccharide is produced by all green plants as an energy store. It is the most important carbohydrate in the human diet and is contained in such staple foods as potatoes, wheat, maize (corn) and rice. Potato starch is starch extracted from potatoes and is a very refined starch, containing minimal amount of protein or fat. Native potato starch is a white powder with a neutral taste and high adhesive properties. This functional additive is widely used in many types of Chinese processed foods including instant noodles, dumplings, sauces, meatballs and sausages.

Market Overview

The potato starch industry in China is relatively young.  According to an August 2010 report of the United States Department of Agriculture, approximately 90% of the potato starch factories categorized in China are characterized as small.  We believe that Waibo, with 111,500 metric tons of annual capacity, already ranks among the top 5 producers in the PRC.  We believe that premium potato starch usage will grow in step with the overall growth in processed and prepared foods.  In addition, we expect that premium potato starch will increasingly be used as a value added substitute for corn starch as well as chemical thickeners and stabilizers.   We believe that all natural additives like premium potato starch will be more sought after by food makers that are increasingly concerned about the use of chemical stabilizers and additives and by consumers who prefer more nutritious ingredients.

Increased Urbanization and Consumer Purchasing Power

Over the last thirty years, China has experienced rapid urbanization due to the increasingly limited capacity of rural areas to provide adequate economic support for a large agrarian population, the increasing disparity in disposable incomes between rural and urban dwellers and the easing of restrictions, which historically limited rural to urban migration from rural areas to towns and cities. According to the Annual Report on Urban Development of China in 2009, the population of Chinese cities by the end of 2009 exceeded 621 million people, representing an increase of 410 million since 1982.  It is further estimated that China’s urban population will expand to 926 million by 2025 and hit the one billion mark by 2030.

Per capita incomes in urban centers have risen greatly in recently decades, from RMB 1,516 in 1990 to RMB 16,180 in 2008.  As of 2008, there were over 34,000 (The National Bureau of Statistics of China Yearbook 2009) supermarkets in the PRC.  By comparison, the US has over 35,000 supermarkets (U.S. Census Bureau, Food Marketing Institute 2009).

Increased demand for prepared and processed foods

Consumption of prepared and processed foods in the PRC has grown in step with the country’s urbanization trend.  As people’s lives become busier, the traditional custom of making daily purchases of fresh raw produce from small farmers’ markets has increasingly given way to less frequent visits to supermarkets to buy prepared, packaged and processed foods. According to a July 2010 report of the United States Department of Agriculture, the prepared and processed food industry in China reached RMB 4.5 trillion (2009), representing a 20% increase from 2008.  The industry remains highly fragmented with many thousands of different food makers and tens of thousands of products. The instant noodle market towers over most with demand reaching RMB 59 billion in 2009 (Noodles in China, Euromonitor, 2009).

Advantage Over Corn Starch

Corn starch is also used as a thickening agent, stabilizer, and emulsifier.  Corn starch is approximately half the cost of potato starch and currently in greater supply in the PRC. According to a May 2009 report of the United States Department of Agriculture, there are over 160 corn-processing companies in China, with annual processing capacity estimated at 63.93 million metric tons.  However, as food producers become more concerned about food-safety, potato starch is increasingly viewed as a superior alternative.  Corn starch also has a lower melting point than potato starch and it can affect product color. It must therefore receive significant bleaching and modification to match the whiteness and temperature attributes of potato starch.

Raw Material Sourcing

Many potato starch manufacturers are beset with inconsistent potato supply channels. They typically find that potatoes cannot be bought in sufficient quantities from major farms or farmers’ markets to run a large potato starch production factory. Moreover, potato strains have been adapted to various soil and climate conditions over centuries of cultivation. These differences will produce varying degrees of starch content and whiteness.

The high fragmentation and disparities in product quality place a premium on locating potato starch factories in the high end regions around a concentration of small growers and soliciting active local government support.

Additional Potato Starch Varieties and Usages

Modified potato starch, which is similar to native potato starch in appearance, is composed mainly of native potato starch and other starch varieties.  It is primarily used in many non-food industries, the largest which is the paper industry.  A typical sheet of copy paper may have as much as 8% starch content (North Carolina State University report). Modified potato starch is also used for corrugated board adhesives as well as glue products used in a wide variety of applications including bookbinding, wall paper, paper sacks and other forms of paper bonding.  Potato starch is also used in the construction products industry for gypsum board. Furthermore, modified potato starch is applied for biotechnical raw material, fabrics and textiles, pharmaceuticals and cosmetics and detergents.

Whole potato starch is the dehydrated part of fresh potatoes, except the potato skins. It is typically used in products such as French fries and processed mashed potatoes. It is used to add both texture and flavor to processed foods.  Approximately 90% of our native potato starch is used by the food industry, while the rest is used in a variety of different food related industries.

Competitive Strengths

We believe we have the following competitive advantages:

Factories Built in Top Potato Producing Regions

We have located our factories in regions of China with moderate temperatures and long growing seasons, where potatoes can be grown to large sizes with smooth skins that are less contaminated with impregnated soil and gravel.  In addition, we build our factories in rural regions where potato farming can bring important added benefit to low-income rural populations.  Many of our competitors are state-owned and have positioned their production facilities primarily to serve local growers without much consideration to starch content or product quality.

Strong Brand Equity known for High Quality Product

Our “Wei Bao” and “Jiabao” brands are strongly associated with our commitment to quality, which has been supported over the years with numerous awards and certifications.  The General Administration of Quality Supervision, Inspection and Quarantine of the PRC issues grades for the quality of potato starch: passed, first grade and excellent.  Approximately 99% of our products received the “excellent” rating and approximately 1% the “first grade” rating.

Our production facilities have implemented stringent quality control procedures, from the procurement of raw materials to the delivery of our finished products. This includes active supervision and training assistance provided to our local farm suppliers.

Positioned in High Growth Industry Segment

In 2009, the food processing industry recorded a record high output of $662 billion (July 2010 report of the United States Department of Agriculture). We believe there are significant opportunities to increase sales of premium potato starch for processed foods, given its many benefits versus traditional food additives. Participants in many non-food industries are now actively using or exploring the use of potato starch. These include paper, bio-plastic, biotechnical raw materials, fabrics and textiles, pharmaceuticals and cosmetics and detergents.

Potato Starch Industry is the Beneficiary of Strong Government Support

Two main policy goals are to better assist rural low-income populations while developing and improving the country’s massive food needs.  Our production facilities in Yunnan, Gansu and Guizhou provinces are beneficiaries of these initiatives. For example, in 2007 China implemented a 5-year anti-dumping tax on EU imports of potato starch of 17%, 18% or 35% depending on the original manufacturer (PRC Ministry of Commerce). The Ministry of Finance and State Administration of Taxation has also implemented beneficial tax policies to spur development of both agriculture and the downstream food-processing industry. We have successfully obtained a full exemption on Enterprise Income Tax (“EIT”) since 2008.

Business Strategies

We plan to increase our market presence and build on our core competitive strengths by implementing the following strategies:

Increase Production Capacity in Existing and New Locations

We plan to increase our production capacity by building facilities in strategic locations as well as pursuing mergers and acquisitions for growth. We are currently building a modified starch factory with an annual production capacity of 20,000 metric tons in Zhaotong City, Yunnan province and expect this to be completed by June 2011.

Our current expansion strategy is to build 4 new production facilities in the next 3 years, with an aggregate capacity of 123,000 metric tons of a variety of potato starch products.  We plan to build native potato starch factories in Guizhou and Sichuan provinces.  The Guizhou facility is expected to have a production capacity of 38,000 metric tons and we expect it to be operational by January 2012.  The Sichuan facility will have a production capacity of 40,000 metric tons and should be operational by March 2013.

We plan to build a whole potato starch facility in Guizhou, with a production capacity of approximately 15,000 metric tons, which we expect to be operational by January 2012. We also plan to build a modified potato starch factory in Yunnan, with a production capacity of approximately 30,000 metric tons which we plan to be operational by August 2013. We evaluate facility locations based on land fertility, water availability and railway proximity.  We also aim to identify those areas with adequate farm acreage that are amenable to our quality standards.

We also believe there are opportunities to acquire existing state-owned potato-starch production facilities by leveraging our reputation for operating successful facilities and producing a premium product.

Penetrate New Markets with Expanded Product Offerings

We currently produce native potato starch and plan to begin production of modified potato starch by March 2011. Modified potato starch is used in various industries such as food processing, paper manufacturing, medical supplies, industrial chemicals and wood and furniture production. Modified starch tends to have higher profit margins and wider usages than native potato starch.

We also plan to produce whole potato starch, which is primarily used for food processing. Whole potato starch is the dehydrated part of fresh potatoes, except the potato skins. Popular products such as French fries are typically made using whole potato starch. It is used to add both texture and flavor to processed foods.

Maintain and Expand Our Customer Base

We plan to continue to build on our current customer relationships as well as enter new markets. We believe our diverse and wide customer base provides us beneficial word of mouth exposure, in addition to stabilizing product demand. Our customer base also gives us built in product demand as we increase our production capabilities.  We intend to continue to increase our customer base to allow us to gain increased market presence in new and emerging markets in China.

R&D efforts

In 2009, we were chosen by The Ministry of Agriculture to be the National R&D Center for Potato Processing.  This cooperation with the government promotes open exchange of cultivation techniques and production technologies. Currently, the government provides minimal financial support for this award.  However, we believe that our cooperation with the government gives us early access to the government’s most recent R&D achievements in our industry.  We also anticipate the government will increase funding with the increasing significance of processed potato products in the PRC. We believe that it is important to have excellent R&D capabilities and have plans to build a new R&D center in Kunming in 2013. We believe this facility can serve as a center for innovation and new ideas that promotes us as a market leader.

Brands and Products

Product brand

We market our products using the “Wei Bao” and “Jiabao” brand names.  Our Wei Bao brand is used primarily in the food processing industry while our Jiabao brand is used in the restaurant industry.  The two separate brands allow us to better focus on two segments’ different purchasing criteria.  We focus on building brand names known for high quality.  In 2006, we registered our trademark for the Wei Bao brand name and in 2010 we registered our trademark for the Jiabao brand name.  These trademarks are effective for 10 years and are typically renewable.

In 2009, approximately 95% of our revenue came from products sold under Wei Bao brand name and the ““ logo.

The Jiaobao brand is represented by the “ ” logo and accounted for approximately 5% of our revenue in 2009.

Products

We produce native potato starch, which is primarily used in the food processing industry.  The following table provides the specifications for our current products. Native potato starch is known for its thickening, adhesive and emulsifying properties, used in many processed foods including include ham, sausage, frozen foods, meatballs, prawn balls, starch strips, instant noodles, jelly, biscuits, cake, ice cream, yogurt, canned foods and candy.  It is manufactured as white colored powder and has a shelf life of up to two years.

We plan to expand our product offerings to include modified starch and whole potato starch.  We are currently building a production facility for modified starch factory in Zhaotong city, Yunnan province with a production capacity of approximately 20,000 tons. We anticipate this factory to be completed by June 2011.  We anticipate our modified starch will be suitable for food processing, paper manufacturing, medical supplies and industrial chemicals.  We also plan to produce whole potato starch.  This type of starch typically used for food processing and adds flavor and the body for the processed food it is used for.

Research and Development

Our research and development center was established in 2003 in Yunnan province. In 2009, we were chosen by The Ministry of Agriculture to be the National R&D Center for Potato Processing. We collaborate with the government on developing new species of potatoes, increasing the crop yield of potatoes, raising starch content and developing potatoes resistant to diseases and pests.  We receive minimum funding from the government as result of being selected for this position.  However, we believe this cooperation gives us early access to recent governmental R&D developments, allowing us early implementation of the most current agricultural techniques and potato varieties.

We also have informal cooperation with the Agricultural Technology University and the Research Institute of Agriculture both of which are located in Kunming city.  We plan to build a new research and development center in Kunming by 2013.  The focus of this center will be on developing different types of modified starch.

Production Process

We manufacture potato starch at four different production facilities in China.  In 2009, we produced 25,337, 25,259 and 41,787 metric tons of starch at our production faculties located in Yunnan (1 facility), Guizhou (1 facility) and Gansu (2 facilities) respectively.  By June 2011, we anticipate completion of a fifth facility in Zhaotong City, Yunnan Province, capable of annually producing 20,000 metric tons of modified potato starch. Our total annual production capacity as of June 30, 2010 was 111,500 metric tons of native potato starch.

Native Potato Starch Processing

Our purchasing department buys potatoes from farmers located near our production facilities.  We establish potato quality requirements at the outset and closely examine them for weight and texture. We have designated potato storage areas with man-made water channels in the center. High-pressure water guns push our potatoes into the water channels, which transports the naturally buoyant potatoes into our production facilities while beginning the cleansing process.

The potatoes enter our production facility and first undergo cleaning.  They enter our tumbling machine which uses high-pressure water to remove dirt and any other unwanted particles.  The clean potatoes are then transferred to a temporary storage container before the grinding process.

The grinding machines turn the potatoes into a pulp-like sludge, which results in dissolution of the potato cells and the release of the potato starch content.  We separate the potato dreg, which is procured from the potato sludge using an extrication filter.  The result is a thick, milky potato paste.

The potato paste is transferred into a high-speed centrifugal sieve to remove the potato fiber. The paste passes through a series of filters to remove tiny sand particles and water.  The end result of this process is unfiltered starch.  This starch is then run through an 18-layer filter device to further remove impurities and then placed into a refining container. The concentration of the potato starch is measured during this process.

The starch is then taken from the refining container and run through a vacuum hydro-extractor to reduce the water content to 40%. The starch then undergoes hot air drying and sterilization at temperatures of 140°C and gradually cooled to approximately 45-50°C.  This process reduces the water content to 18-20%.  We send this air-dried potato starch to cyclonic silos to separate the air from the starch.  The potato starch powder is then sent to a vibrating sifter to produce a more refined and consistent product - high quality, pure white starch powder. We then package and store the finished potato starch product for delivery.

Production process chart

The following diagram illustrates the production process for potato starch.
Procurement

The primary raw material is potatoes, which we procure from more than 100,000 mostly small-sized local farms. We typically go to nearby villages and come to an oral agreement with the leading potato farmer in that region. This particular farmer acts as our main supplier and will coordinate with the other potato farmers in his village and collect their potatoes.  We currently have a total of 270 such main suppliers

Our production facility in Yunnan province has arrangements with 98 suppliers for a total of 154,000 tons of potatoes.  Our production facility in Guizhou has arrangements with 83 suppliers, for approximately 155,000 tons of potatoes and our production facilities in Gansu have arrangements with 89 suppliers for approximately 266,000 tons of potatoes.

We have strict selection criteria for our raw material suppliers.  First and foremost, they need to be located in ideal potato cultivating areas with high crop yields and long harvest seasons.  Generally, the local government will help the farmers select the ideal potato types for regional production.

Typically, potatoes have one growing season that starts in March.  The potatoes are harvested from July to December. We also set the quality requirements for our potatoes such as the starch content.

Potato farmers are highly fragmented with limited production capabilities.  We typically rely on current market trends and historical prices during supplier negotiations.  Prices are generally stable from year to year.  We do not sign a formal contract with our suppliers.  We negotiate prices yearly and pay cash on delivery.

Inventory Control and Management

We typically maintain raw material inventory equal to 3-5 days of production to maintain freshness. Towards the end of harvesting season, we can preserve the potatoes by storing them in cellars, extending their usability for several months.

The raw materials are weighed upon delivery to confirm the ordered amount before settling with cash. Because we are currently producing at near full capacity, we tend to make daily orders of constant quantities. Our finished goods warehouses hold approximately 200-300 metric tons of products, which are weighed before storage. We typically ship our finished goods within 1-3 days.

Quality Control

We have received all necessary governmental licenses and permits for potato processing, which include the Food Hygiene License, National Industrial Product Manufacture License and an “excellent” rating from the General Administration of Quality Supervision, Inspection and Quarantine.  We have also obtained ISO 9001:2000 Quality Management System certification, ISO 22000:2005 Food Safety Management System certification, and Hazard Analysis and Critical Control Points certification (HACCP).

Raw materials quality control

We set potato quality standards with our suppliers before ordering, foremost of which is a minimum 15% starch content. Most potato species can only be cultivated for approximately 3 years before their starch content lowers to unacceptable levels.  However, we know of more than 100 different suitable species that our nearby potato farmers could use, thus ensuring a constant supply.  The local government agricultural bureau also works with the farmers to help pick the species of potatoes consistent with our product quality specifications.

During the cultivation process, we send quality assurance teams to selected farms in our potato producing regions to perform a visual inspection on site and test a random sample of potatoes for starch content.  Only if the potatoes meet our requirements will we accept delivery.  Additional visual examinations and tests for starch content are performed upon delivery.

Production process quality control

We pay particular attention to four key steps in the production process that will largely determine the quality of the finished product: grinding, centrifugal sieving, 18-layer filtering and hot air drying.

Finished products quality control

We perform a visual inspection, a smell test and laboratory testing on our finished goods.  The General Administration of Quality Supervision, Inspection and Quarantine of the PRC performs a national standard test on our finished goods, which entails examinations of the chemical and physical properties every six months.  Our quality assurance staff ensures that our potato starch meets the national standard every ten minutes during the production process. The finished goods also undergo semi-annual testing by the Measure for Quality Supervision and Administration of Food.  This department is entrusted with upholding the national food safety standards and grants us the right to use a “Quality Safety Label” (QS label) on our products.

Sales and Customer Relations

Each of our sales offices in Kunming, Yunnan province has two sales staff.  This is sufficient for present capacity levels to maintain customer relationships and process customer orders and will be expanded as required.

We have approximately 54 customers in industries such as food processing, food distribution and retail food sales. We select our customers based on creditworthiness, market share in respective industry, growth potential and product demand.  We have grown a diversified customer base with evenly distributed sales patterns to reduce concentration risk and provide leverage during pricing negotiations.

Our customers are located in 12 provinces and four municipalities in China. We have a strong market share in Guangdong, Fujian and Shandong provinces.

The following map illustrates the geographical coverage of our sales and distribution network in the PRC:

Our customers use our potato starch in hundreds of different processed foods, including ham, sausage, frozen foods, meatballs, prawn balls, starch strips, instant noodles, jelly, biscuits, cake, ice cream, yogurt, canned foods, and candy.

Our customers sign bi-annual sales contracts for fixed product volumes.  We deliver our products to our customers on a regular basis as defined by the sales contracts.  We typically accumulate orders of shipment amounts up to shipment amounts of 60 tons, the capacity of a single rail car, for economical delivery. We typically only pay for transferring our goods to a railway station located near our facilities.  We extend credit terms of up to 90 days from delivery for our top customers.

Seasonality

We typically stop our production process from May through July for our Yunnan and Guizhou production facilities. The potato-planting season typically begins in March and the potatoes are delivered to our facilities from August until the end of December. The harvested potatoes can typically be stored up to 4 months in cellars allowing us to expand our production period to April.

Our factories in Gansu are in a colder region in China and typically halt production from January to February.  During these months, we store potatoes for production from March through May.  Our Gansu factory will then close for production from June to July and resume production in August.  During the off-season, we spend time performing routine production line maintenance.

Pricing

We price our products based on market trends, raw material costs and competitors’ prices. Our raw materials constitute approximately 80% of production costs. The prices for potatoes have increased in step with the price of potato starch.   The prices of potatoes have increased by 27% over the past 5 years. Whereas, the market price for potato starch has increased by 26% over the past 5 years.  The following table shows our price trends for potatoes and potato starch for the past five years.

Average price of potatoes (per ton)		Average selling price of potato starch (per ton) (with VAT)
Year	Price (RMB)	Calendar Year	Price (RMB)
2005	330	2005	4,380
2006	370	2006	4,450
2007	455	2007	5,650
2008	450	2008	5,850
2009	420	2009	5,540

Competition

The potato starch market is highly fragmented, with more than 50 medium-sized enterprises and more than 1,000 small-sized enterprises.  According to the CPSSS, in 2007, there were 11 enterprises with an annual capacity of 10,000 - 28,200 metric tons, 20 enterprises with an annual capacity of 2,000-8,000 metric tons, and 10 enterprises with an annual capacity of 300 - 1,800 metric tons.

We believe we are one of the top 5 potato starch producers in the PRC. Our main competitors include the following:

•
China Essence Group Ltd (China Essence) headquartered in Beijing and listed on the Singapore Exchange in 2006. It is one of the largest producers of potato-related products in the PRC with five potato-processing facilities and a total of 17 production lines. China Essence has locations in Heilongjiang province and Inner Mongolia. It produces a wide range of products including vermicelli, starch strips and five-grain noodles, potato starch, modified starch and potato by-products. Its distribution network covers 48 cities in the PRC.

•
Yunnan Run Kai Industry Co Ltd (Run Kai) is based in Yunnan Province and has a potato starch annual production capacity of 30,000 metric tons.  It has a well-known brand called, “Run Kai.” Run Kai also exports to foreign countries such as Japan, Korea, Hong Kong, Singapore and Indonesia.

•
Qinghai Weisidun Co., Ltd (Weisidun) is based in Qinghai and has an annual production capacity of 77,000 metric tons of potato starch.  It has 5 production lines - 1 for modified starch, 2 for instant vermicelli, 1 for crystal vermicelli and 1 that produces a microbiologic agent.

•
Heilongjiang Beidahuang Potato Industry Group (Beidahuang) produces potato starch and has an annual production capacity of 100,000 metric tons. The group has expanded its businesses into modified starch, potato biological feed, ethanol and other by-products.

Employees

Our production staff operates the production lines 24 hours a day in three eight-hour shifts, 6 days a week.  All of our staff are full-time employees.  The chart below describes the number of employees per department as of June 30, 2010.

Department	Total
Senior Executive Management	3
Senior Management	17
HR	9
Administration	62
Financial Staff	13
Sales people	6
Quality Control	21
R&D	4
Manufacturing Managers	63
Manufacturing Workers	276

Total	474

We have made employee retirement fund contributions. We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, the PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, as well as rules and provisions issued by the relevant governmental authorities from time to time.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Intellectual Property Rights

We registered the “Wei Bao” and “Jiabao” brand trademarks on August 14, 2006 and January 21, 2010 respectively. These trademarks are effective and renewable after 10 years. We have a registered PRC design patent for package bags under the patent number ZL 200930129068.x with a valid term of ten years commencing from September 29, 2009.

Property

All land in the PRC is owned by the government and cannot be sold to any individual or entity. The government alternatively grants or allocates landholders a “land use right.” There are four ways of acquiring land use rights in the PRC:

•	Grant of the right to use land;
•	Assignment of the right to use land;
•	Lease of the right to use land; and
•	Allocation of the right to use land.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease and transfer the land within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike in western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user unless otherwise approved by the competent government authorities. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

We have land use rights for two of our factories, one of our factories is on leased land without land use right and we lease one additional factory in Gansu province.

We lease our headquarters in Hong Kong for HK$19,000 per month on a 2-year lease term.  We have leased this office since 2008.

The following chart provides details for our PRC-based properties:

Company Name	Property Area (Sq. meters)	Ownership	Land Area (Sq. meters)	Ownership	Building Address	Principal Uses of Building
Yunnan Zhaoyang Weili Starch Co., Ltd. (“Yunnan WeiLi”),	5,852.3	Self-owned	47,694	Land use right owned	Zhaotong City Zhaoyang District of Yunnan Province Leju Village	Company: Production Department, Warehouse, Office Building and Apartment Building
Guizhou Province Weining Weili Starch Co., Ltd. (“Guizhou WeiLi”)	5,500	Self-owned	70,000	Leased	Guizhou Province Wainong County Caohai Town Tongxin Village	Company: Production Department, Warehouse, Office Building and Apartment Building
Gansu Weibao Starch Co., Ltd. (“Gansu WeiBao”)	6,003	Self-owned	43,630	Land use right owned	Gansu Province Jishishan County Town ship Enterprises Park	Company: Production Department, Warehouse, Office Building and Apartment Building
Guanghe branch of Gansu Weibao	6,187.4	Lease	17,487	Leased	Gansu Province Guanghe County Sanjiaji Town Lingyuan Park	Company: Production Department, Warehouse, Office Building and Apartment Building
Hong Kong Wai Bo International Ltd.	478.19	Lease	—	——	Yunnan Province Kunming Youth Road No. 389 Zhiyuan Building 28 Floor Room A	Operational Headquarters
Total	24,020.89		808,811

Insurance

We believe that we maintain insurance in line with industry standards. Our insurance covers 100% of the net book value of our property, plant and equipment and inventories.

Legal Proceedings

We are not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known by our management to be pending or threatened by or against us that would have a material adverse effect on our results from operations or financial condition.

PRC Government Regulations

Our operations are subject to numerous laws, regulations, rules and specifications of the PRC relating to various aspects. We are in compliance in all material respects with such laws, regulations, rules, specifications and have obtained all material permits, approvals and registrations relating to human health and safety, the environment, taxation, foreign exchange administration, financial and auditing, and labor and employments. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations. Below we set forth a summary of the most significant PRC regulations or requirements that may affect our business activities operated in the PRC or our shareholders’ right to receive dividends and other distributions of profits from our PRC subsidiaries.

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. The business license of each of our PRC subsidiaries covers its present business of production and deep processing of potato starch. Prior to expanding any of our PRC subsidiaries’ business beyond that of its business license, we are required to apply and receive approval from the PRC government.

Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of the PRC or its local branches. In addition, foreign-invested enterprises are also subject to annual inspections conducted by PRC government authorities. In order to reduce enterprises’ burden of submitting inspection documentation to different government authorities, the Measures on Implementing Joint Annual Inspection issued by the PRC Ministry of Commerce together with other six ministries in 1998 stipulated that foreign-invested enterprises shall participate in a joint annual inspection jointly conducted by all relevant PRC government authorities. Our PRC subsidiaries, as foreign-invested enterprises, have participated and passed all such annual inspections since their establishment.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Foreign Investment in PRC Operating Companies

The Catalogue for the Guidance of Foreign Investment Industries jointly issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, in 2007 classified various industries/businesses into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/businesses permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/businesses are usually 100% open to foreign investment and ownership. With regard to those industries/businesses restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. Our PRC subsidiaries’ business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of the State Administration of Foreign Exchange, or SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Invested Enterprises, or FIEs, may purchase foreign exchange without the approval of the SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments or, providing security, and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before SAFE Notice 75 was promulgated must register their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefore such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

In addition, according to the circular entitled Scope of Preliminary Processing of Agricultural Products Entitled to Preferential Enterprise Income Tax Policies (Trial Implementation) published by Ministry of Finance (“MOF”) and State Administrative of Taxation (“SAT”), our PRC subsidiaries are entitled to full exemption from the PRC corporate income tax beginning January 1, 2008.  The exemption currently is not subject to any limitations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission or the CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle (SPV) formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC. The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Environmental Protection

Our manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. We are also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration and electromagnetic radiation generated in the course of production, construction or other activities. Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge. We carried out the required environment impact assessment before commencing construction of our production facilities and have obtained all the required permits and environmental approvals for our production facilities.

The main environmental impact from our operations is the generation of wastewater and noise pollution from the operation of production machinery. In order to comply with the relevant environmental protection laws and regulations, we have implemented an environmental protection system to ensure the emissions from production operations meet the pollution indicators. In addition, our production plant is located in an open area, away from residential areas and equipped with an appropriate convection and ventilation system. In order to reduce the impact on the environment, we have enhanced the convection and ventilation system at our production facilities to improve air quality and adopted various measures to prevent and minimize the noise pollution from our production operations.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that we maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. We are required to offer education and training programs to our employees regarding production safety. The design, manufacture, installation, use and maintenance of our safety equipment are required to conform to applicable national and industrial standards. In addition, we are required to provide employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

We consider the safety of our employees to be a priority. We have implemented internal health and safety policies in the work place, available through our handbook on production safety and security procedures, which incorporate safety laws and regulations in the PRC. We have implemented safety guidelines on production procedures for the safe operation of production equipment and machinery during each stage of the production process. We require our employees to attend occupational safety education training courses on our safety policies and procedures to enhance their awareness of safety issues. We provide and require our employees to wear suitable protective devices to ensure their safety. We also provide employees with free annual medical check-ups.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums and Interim Provisions on Registration of Social Insurance, we provide our employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

We believe that we were in compliance with all applicable labor and safety laws and regulations in all-material respects, and implemented internal safety guidelines and operating procedures.

We believe that we are in compliance with the new PRC Labor Contract Law, which came into effect on January 1, 2008, in all respects, and do not believe this new law will have any impact on our business and operations. Since the commencement of our business, none of our employees has been involved in any major accident in the course of their employment and we have never been subject to disciplinary actions with respect to the labor protection issues.

Food Safety Regulations and Production Permit

Under previous legal regime, food producers and food processing companies are required to obtain both the food hygiene permit and food production permit for their operations.  The New Food Safety Law (“Food Safety Law”) issued by the Standing Committee of the National Peoples’ Congress (“NPC”) on February 28, 2009 repealed the Food Hygiene Law (issued by the Standing Committee of NPC in 1995) and as a result the producers engaged in the production or processing of food-related products are only required to obtain the production permits issued by the local office of the PRC General Administration of Quality Supervision, Inspection and Quarantine for their operations.

The PRC General Administration of Quality Supervision, Inspection and Quarantine issued the Measures for Quality Supervision and Administration of the Food Production and Processing Enterprises (the “Measures”). According to the Measures, China establishes Food Safety and Market Entry System. Any food processing enterprises shall guarantee food safety and maintain requisite manufacturing conditions. Industrial Product Manufacture Licensing Certificate shall be obtained prior to the production of food and its entering into the market. The PRC General Administration of Quality Supervision, Inspection and Quarantine is responsible for issuance of examination rules for the Product Manufacture Licensing Certificate for different kinds of food as well as the issuance of Food Product Manufacture Licensing Certificate.

The Examination Rules for Product Manufacture Licensing Certificate of Starch and Starch-Based Products issued by the PRC General Administration of Quality Supervision, Inspection and Quarantine further specified that the Product Manufacture Licensing Certificate is required for the production of starch and starch-based products.

RISK FACTORS

Risks Relating to Our Business

Our plans to build new production facilities may be delayed which would affect our business and financial performance

Our plans to build new production facilities in the near future could be delayed hurting our financial performance. We may not be able to raise enough money in our financing to execute our expansion plans, resulting in a delay in building new production facilities.  In addition, market volatility could limit our working capital, delaying us from building new production facilities.  These delays could have a significant effect on our financial performance.

Fluctuations in supply and commodity prices of potatoes may affect our earnings.

Currently, all our raw materials are procured in China. Profitability in the potato starch industry is materially affected by the need to maintain a sufficient supply of potatoes at stable prices from farmers. These commodity prices are determined by supply and demand. While the potato starch industry has historically not been subject to wide fluctuations and cycles, we cannot eliminate the risk of increased operating costs from potato price increases, and it is very difficult to predict when and if price spiral cycles will occur.

Various factors can affect the supply of potatoes. In particular, climate patterns and soil conditions, the level of supply inventories and demand, and the agricultural policies of the Chinese government affect the supply of potatoes. Deteriorations in any of the above factors could result in increases in the price of potatoes which would affect our profitability if we are unable to pass such increases onto our customers.

Natural disasters and outbreaks of disease affecting potato cultivation may occur, which can significantly restrict our ability to conduct our operations.

Events beyond our control, such as the occurrence of droughts, floods, earthquakes or other natural disasters could result in a material potato shortage and may have an adverse effect on our business and results of operations.  Similarly, an outbreak of disease may result in government restrictions on the sale of potatoes and therefore potato starch. This may result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our business, reputation and prospects.

Our failure to compete with other potato starch companies, especially companies with greater resources, may adversely affect our business, financial condition and results of operations.

The Chinese potato starch industry is highly competitive. In general, competitive factors in the industry include price, product quality, brand identification, breadth of product line and customer service. Our success depends in part on our ability to manage costs and be efficient in the highly competitive potato starch industry. Some of our competitors have greater financial and marketing resources. As a result, we may not be able to successfully increase our market penetration or our overall share in the potato starch market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better quality. Our business may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions. If we fail to address these competitive challenges, there may be a material adverse effect upon our business, consolidated results of operations and financial condition.

Our sales revenue may be adversely affected by various factors, including demand for our products, sales price and general market conditions.

Demand for our products is highly affected by a number of factors, including the general demand for the products in the end markets that we serve and the sales prices of our products. A vast majority of our sales is derived directly or indirectly from customers who are manufacturers of processed food. Any significant decrease in the demand for processed food may result in a decrease in our revenues and earnings. A variety of factors, including urbanization, consumer spending power and taste preferences may contribute to a slowdown in the demand for processed food.

Our potato supply is subject to various risks from the farmers who supply the potatoes.

We have steady relations with local farmers to ensure a constant supply of potatoes at our required quality standards. There is no assurance that we will be able to continue to renew such agreements with the farmers who may determine to use the land for other cash crops or to sell their potatoes to other parties who can offer a higher price. In such event, our business and results of operations will be adversely affected.

Failure to retain the services of key personnel or to hire and retain suitably experienced executives will affect our business and financial performance.

Our success to date is largely attributable to the contribution and experience of our key management personnel who are familiar with our business and understand our customers’ needs and requirements. In particular, our Chairman, Joanny Kwok having 7 years of experience in the potato starch industry. Chairman Kwok is responsible for formulating and implementing our overall business strategy and corporate development and, together with our management team, has steered our growth and expansion. Our continued success is therefore dependent, to a large extent, on our ability to retain and motivate the services of our key management and operational personnel. The loss of the services of certain of our key management personnel, who may be affected by health or other reasons, without suitable and timely replacement will affect our business and results of operations.

We currently have no employment agreement with Ms. Kwok and Ms. Kwok is not obligated to devote any specified number of hours to working for us.  There can be no assurance that we will be able to reach an agreement with either Ms. Kwok on terms favorable to us, if at all.  If she ceases to be employed by us, we may have difficulty finding a suitable replacement with equal leadership and industry experience, and our business would suffer because we will not have the leadership needed to capitalize on market opportunities and to direct our growth, leading to a possible decrease in revenues and inappropriate capital investments in projects that may not benefit our long-term growth.   We do not maintain key-person insurance on any of our executive officers.

We may need additional capital and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our liquidity and financial position.

We may need additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to:

•	investors’ perception of, and demand for, securities of similar potato starch companies in China;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flow;

•	PRC governmental regulation of foreign investment in oil and gas equipment and services/clean technology companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

We may face difficulties in protecting our intellectual property

We have two trademarks and one design patent registered in the PRC (Please refer to the section entitled “Intellectual Property Rights” of this Current Report). Although these intellectual properties are protected through registration, enforcement of measures for the protection of intellectual property rights in the PRC is currently not as certain or effective as compared to some developed countries. We believe our trademarks are critical to our success and that the success of our business depends in part upon our continued ability to use or to further develop and increase brand awareness. The infringement of our trademarks would diminish the value of our brand and its market acceptance, as well as our competitive advantages.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, copyrights and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business, results of operations, financial condition and prospects could be materially and adversely affected.

We may be adversely affected by any failure to maintain our existing or obtain future licenses, permits or approvals.

On July 18, 2003, the PRC General Administration of Quality Supervision, Inspection and Quarantine issued the Measure for Quality Supervision and Administration of the Food Production and Processing Enterprises (the “Measure”). The Measure established the rules on the market access of the food industry. According to the Measure, food production enterprises shall pass the examination before mass production, and all finished product shall pass the requisite inspection before entering into the market. All finished products, which have passed the inspection, shall be attached with a “Quality Safety Label” (QS Label). On December 23, 2004, the General Administration of Quality Supervision, Inspection and Quarantine issued a notice which required 13 more categories of food including starch and starch related products to obtain the Food Production Certificate (the “Certificate”) before it may enter the market. Accordingly, our products, namely our potato starch and potato starch-based products are required to comply with the notice and obtain the Certificate. However, the deadline for the application for the Certificate has not been determined by the authorities. We have made an application for the Certificate and approval from the local government is currently pending. When and if a deadline is imposed and if we fail to obtain the Certificate before such deadline, the Administration of Quality Supervision, Inspection and Quarantine may require us to cease our production and sales. In addition, we will be fined between 100% to 300% of the value of all the products we have produced after the deadline (including all sold and unsold products). All revenue earned from the sale of such products will also be confiscated.
Any failure to maintain our existing or obtain future licenses, permits or approvals may have a material adverse effect on our operations.

Disruptions to our production facilities will affect our financial conditions and results of operations.

Our business will be affected by disruptions to our production facilities, such as water supply, fire, machine down time or the occurrence of power failure or power surge, which would result in damage to our production equipment and facilities, or result in suspension of production or delay in our production process. In addition, our business may be interrupted or otherwise affected by natural disasters, such as floods, droughts and earthquakes, which could cause damage to our production facilities. In August 2010, a serious mud-rock flow broke out at Gongshan and Zhouqu in Yunnan and Gansu Provinces respectively, near where our production facilities are located. We were not affected by the mud-rock flow in Yunnan and Gansu, but we cannot assure you that we would not be adversely affected by a similar natural disaster in the future. Any major disruption to our production facilities such as the foregoing could have a material adverse effect on our financial condition and results of operations.

Our industry may be affected by the introduction of a potato-starch substitute product with similar or superior functionality at an attractive price point.

The main raw material for the production of our potato starch is potatoes, and potatoes are not the only source of starch. Other alternative sources of starch include corn and tapioca. If new technologies are developed, which can significantly increase starch output of alternative sources, or if the quality of alternative sources of starch allows for a higher rate of production than that of starch and starch-based products which compete with our products, or if new production technologies are developed which render our production facilities obsolete, our business operations, profitability and prospects may be adversely affected. Similarly, alternative products may be developed which may render our products uncompetitive. The production of such alternative products will adversely affect our business operations, financial performance and prospects.

Our business is subject to environmental protection laws and regulations.

We are required to comply with the environmental protection laws and regulations promulgated by the state and local governments of the PRC and the prescribed standards relating to the discharge of waste water, solid wastes, effluent and gases. These regulations empower local governments to impose penalties on those companies, which do not comply with these laws and regulations. The nature of our business is such that waste water and materials are regularly discharged from our production processes.

We have installed waste treatment facilities on certain of our production facilities to treat such discharges. However, there can be no assurance that we will at all times be in full compliance with the laws and regulations promulgated by the state and local governments of the PRC. Any failure by us to discharge the waste generated from our production processes in accordance with the relevant laws and regulations could subject us to warnings, fines or other penalties imposed by the environmental protection administration or the relevant government department with power to conduct environmental supervision and management in the PRC. The amount of such fines to be imposed is at the discretion of the environmental protection administration or the relevant government department with power to conduct environmental supervision and management in the PRC, who will determine such amount by taking into account factors such as the extent and seriousness of the pollution. Should the environmental protection administration or the relevant government department with power to conduct environmental supervision and management in the PRC determine that the pollution caused is very severe, criminal penalties, such as a jail term, may also be imposed.

If our business operations result in environmental pollution, we will also be obliged to rectify the harm caused to the environment and pay compensation to the entity or individual that suffered direct losses as a result of the pollution. Further, should our production facilities fail to meet other applicable environmental protection requirements from time to time, we may be subject to fines and be required to take remedial measures. This may have a negative effect on our business.

In addition to the above, the promulgation of any new environmental laws or regulations, which require us to acquire equipment or incur additional capital expenditures would inevitably increase our costs and affect the profitability and prospects of our business.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we may take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal control and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal control requirements, we may not be able to obtain the report on internal control over financial reporting from our independent registered public accounting firm that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Associated with Doing Business in the PRC

Changes in political, economic and legal developments in China may adversely affect our business.

As we derive substantially all of our revenues in China and substantially all of our assets and operations are in China, our continued growth would depend heavily on China’s general economic condition. The Chinese economy has grown significantly in recent years, especially after China’s accession to the World Trade Organization in 2001. We, however, cannot assure you that the Chinese economy will continue to grow, or that such growth will be steady or in geographic regions or economic sectors that will benefit us. A downturn in China’s economic growth or a decline in economic condition may have material adverse effects on our results of operations.

Further, we will continue to be affected by the political, social and legal developments of China. Since the late 1970s, the PRC government has introduced a series of economic and political reforms, including measures designed to effectuate the country’s transitioning from a planned economy to a more market-oriented economy. During such economic and political reforms, a comprehensive system of laws were promulgated, including many new laws and regulations seeking to provide general guidance on economic and business practices in China and to regulate foreign investment. Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, a substantial portion of the productive assets in China are still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business.

In the past twenty years, the growth of the Chinese economy has been uneven across different geographic regions and different economic sectors. In order to stabilize national economic growth, the PRC government adopted a series of macroeconomic policies. These policies include measures that restricted excessive growth and investment in specific sectors of the economy. More recently, on the other hand, the PRC government has implemented stimulus responses to the global financial crisis. We cannot predict the future direction of economic reforms or the effects that any such measures may have on our business, financial condition or results of operations.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Most of our revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are primarily denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility between Renminbi and foreign currencies. Under the PRC foreign exchange regulations, payments for “current account” transactions, including remittance of foreign currencies for payment of dividends, profit distributions, interest and operation-related expenditures, may be made without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to “capital account” transactions, such as direct foreign investment and foreign currency loans. These capital account transactions must be approved by or registered with the PRC State Administration of Foreign Exchange, or “SAFE.” Further, any capital contribution by an offshore shareholder to its PRC subsidiaries should be approved by the Ministry of Commerce, “MOFCOM,” in China or its local counterparts. We cannot assure you that we are able to meet all of our foreign currency obligations to remit profits out of China or to fund operations in China.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or “Circular 142”, to regulate the conversion by foreign invested enterprises, or FIEs, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used.

We rely principally on dividends and other distributions on equity paid by our PRC subsidiaries, and limitations on its ability to pay dividends to us could have a material adverse effect on our business and results of operations.

We are a holding company and we rely principally on dividends and other distributions on equity paid by our PRC subsidiaries, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

As an entity established in China, our PRC subsidiaries are subject to certain limitations with respect to dividend payments. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Our PRC subsidiaries, as wholly foreign owned enterprises, may not distribute their after-tax profits to us if they have not already made contributions to their reserve fund, enterprise development fund and employee bonus and welfare fund at percentages that are decided by its board of directors. We had no restricted net assets as of December 31, 2009. In addition, if any of our PRC subsidiaries incurs any debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Limitations on the ability of our PRC subsidiaries to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business. Accordingly, if for any of the above or other reasons, we do not receive dividends from our PRC subsidiaries, our liquidity, financial condition and ability to make dividend distributions to our shareholders will be materially and adversely affected.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on investments in our ordinary shares.

Any significant revaluation of the Renminbi may have a material adverse effect on the U.S. dollar equivalent amount of our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decrease in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our ordinary shares and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our ordinary shares. As of December 31, 2009, we had cash denominated in U.S. dollars of approximately $22,131,000 USD. Any further appreciation of Renminbi against U.S. dollars may result in significant exchange losses.

Prior to 1994, Renminbi experienced a significant net devaluation against most major currencies, and there was significant volatility in the exchange rate during certain periods. Upon the execution of the unitary managed floating rate system in 1994, the Renminbi was devalued by 50% against the U.S. dollar. Since 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. On July 21, 2005, the People’s Bank of China announced that the exchange rate of U.S. dollar to Renminbi would be adjusted from $1 to RMB8.27 to $1 to RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi would be pegged to a basket of currencies, whose components would be adjusted based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

Adverse changes in PRC economic and political policies could have a material adverse effect on the overall economic growth of China and that could increase inflation, which may reduce the demand for our products and materially and adversely affect our business.

Our PRC subsidiaries are based in China. As such, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many aspects, including:

•	the level of government involvement;

•	the level of development;

•	the growth rate;

•	the level and control of capital investment; and

•	the control of foreign exchange.

While the Chinese economy has grown significantly in the past two decades, the growth has been uneven geographically, among various sectors of the economy and during different periods. We cannot assure you that the Chinese economy will continue to grow or to do so at the pace that has prevailed in recent years, or that if there is growth, such growth will be steady and uniform. In addition, if there is a slowdown, such slowdown could have a negative effect on our business. For example, the Chinese economy experienced high inflation in the second half of 2007 and the first half of 2008. China’s consumer price index increased by 7.0% during the nine months ended September 30, 2008 as compared to the same period in 2007. To combat inflation and prevent the economy from overheating, the PRC government adopted a number of tightening macroeconomic measures and monetary policies. Due in part to the impact of the global crisis in financial services and credit markets and other factors, the growth rate of China’s gross domestic product as measured against the same period of the previous year decreased to 7.1% in the first half of 2009, down from 10.4% in the first half of 2008. Beginning in September 2008, among other measures, the PRC government began to loosen macroeconomic measures and monetary policies, including reducing interest rates and decreasing the statutory reserve rates for banks. In addition, in November 2008 the PRC government announced an economic stimulus package in the amount of $586 billion. It is uncertain whether the various macroeconomic measures, monetary policies and economic stimulus packages adopted by the PRC government will be effective in restoring or sustaining the fast growth rate of the Chinese economy. In addition, such measures, even if they benefit the overall Chinese economy in the long term, may have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely affected by government control over capital investments.

China’s legal system is different from those in most other countries.

China is a civil law jurisdiction. Under the civil law system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Although progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade, China’s legal system remains less developed than the legal systems in many other countries. Furthermore, because many laws, regulations and legal requirements have been recently adopted, their interpretation and enforcement by the courts and administrative agencies may involve uncertainties. Sometimes, different government departments may have different interpretations. Licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Government authorities may decline to take action against unlicensed operators, which may work to the disadvantage of licensed operators, including us. The PRC legal system is based in part on government policies and internal rules (some of which may not be published on a timely manner or at all) that may have a retroactive effect. We may even not be aware of our violation of these policies and rules until sometime after the violation. Changes in China’s legal and regulatory framework, the promulgation of new laws and possible conflicts between national and provincial regulations could adversely affect our financial condition and results of operations. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Because our funds are held in banks in the PRC that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into the PRC subsidiaries, limiting our PRC subsidiaries ability to distribute profits to us or otherwise adversely affect us.

SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75,” on October 21, 2005, which became effective as of November 1, 2005 and the operating procedures in May 2007, collectively the SAFE Rules. According to the SAFE Rules, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, the SAFE Rules have retroactive effect. As a result, PRC residents who had established or acquired control of offshore companies that had made onshore investments in the PRC before promulgation of the SAFE Rules were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. The SAFE rules define “PRC residents” to include both legal persons and natural persons who either hold legal PRC identification documents, or who habitually reside in China due to economic interests or needs. If any PRC resident fails to file its SAFE registration for an existing offshore enterprise, any dividends remitted by the onshore enterprise to its overseas parent after October 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result, both the onshore enterprise and its actual controlling persons can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore enterprise, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore enterprise. The PRC resident shareholders of the offshore enterprise may also be subject to penalties under Chinese foreign exchange administration regulations.

Our ultimate shareholders are all non PRC citizens; however, it is not clear whether any of our ultimate shareholders will be defined as PRC resident under the Circular 75 and hence be required to complete the individual SAFE registration.  To date, we have not received any communications from, or had contact with, the PRC government with respect to SAFE Rules. However, we cannot provide any assurance that whether any of our beneficial shareholders will be required by SAFE in the future to complete the SAFE registration and, if we are so requested, whether all of our shareholders and beneficial owners will comply with the request to make or obtain any applicable registrations or comply with other requirements required by SAFE Rules. The failure or inability of our PRC resident shareholders or beneficial owners to make any required registrations or comply with other requirements may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to our PRC subsidiaries, limit the ability of our PRC subsidiaries to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

In January 2007, SAFE promulgated the Detailed Rules for the Implementation of the Measures for the Administration of Individual Foreign Exchange, and the Operating Rules on the Foreign Exchange Administration of the Evolvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, or “Circular 78.” Under Circular 78, where PRC domestic individuals are involved in the employee stock ownership plans or share option schemes of overseas listed companies, such plans or schemes must be submitted to competent foreign exchange administration authorities for approval, and the PRC employees shall entrust its agent or the affiliates or branches of the overseas listed company to apply to competent authorities for purchasing certain amount of foreign exchange at certain times each year, in order to purchase the stock or exercise its option right under the employee stock ownership plans or the share option schemes within the amounts approved by the authorities. In addition, the PRC employees involved must declare the progress of such plans or schemes to the administration authorities periodically. All the proceeds obtained by such employees from the overseas listed company through the employee stock ownership plans or the share option schemes, or from sale of the shares of such overseas listed company, after deducting relevant fees and costs incurred overseas, shall be remitted to the domestic account of the employees in full amount. As of the date of this Annual Report, no employee share option has been granted and is outstanding under the current share option scheme. All the options for the shares of our Company to be granted to and all the stock ownership plans to be made for our PRC employees in the future, including exercise of the option rights and performance of such plans, would be subject to Circular 78 since we become an overseas listed company. If we or our PRC employees fail to comply with the provisions of Circular 78, we and/or our PRC employees may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities. If our PRC employees fail to obtain the approval from or make relevant registrations with SAFE or its local branches, it will prevent us from conducting the share option schemes or the stock ownership plans for our PRC employees. In addition, it may impose cost on us for obtaining the approval from SAFE or its local branches in connection with the foreign exchange registration.

In addition, the PRC employees involved in the Incentive Plan must be subject to approval by the competent foreign exchange administration authorities and make the registrations as required under Circular 78. We cannot assure you that the administration authorities would approve the Incentive Plan, or permit such PRC employees to go through the registration procedures. If this occurs, the management, operations and financial conditions of the listed company may be adversely affected.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, precedent and experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act while many of our competitors do not.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may not continue to receive the preferential tax treatment we currently enjoy under PRC law, and dividends paid to us from our operations in China may become subject to income tax under PRC law.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location.  Based on the circular entitled Scope of Preliminary Processing of Agricultural Products Entitled to Preferential Enterprise Income Tax Policies (Trial Implementation) published by Ministry of Finance (“MOF”) and State Administrative of Taxation (“SAT”), our PRC subsidiaries are entitled to full exemption from the PRC corporate income tax beginning January 1, 2008.  The exemption currently is not subject to any limitations. We do not know how long this preferential tax treatment will continue or if any new law may change the preferential treatment granted to us. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

Under the EIT Law, we and/or our HK holding company may be classified as a “resident enterprise” of the PRC. Such classification could result in PRC tax consequences to us and our non-PRC shareholders and/or HK holding company.

Under the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If HK holding company were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that HK holding company receives from any of our PRC subsidiaries (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, provided that HK holding company owns more than 25% of the registered capital of such PRC subsidiary continuously within 12 months immediately prior to obtaining such dividend from such PRC subsidiary, and the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the “PRC-Hong Kong Tax Treaty,” were otherwise applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem HK holding company to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if US holding company were treated as a “non-resident enterprise” under the EIT Law and HK holding company were treated as a “resident enterprise” under the EIT Law, then dividends US holding company receives from HK holding company (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax.

If US holding company is determined to be a “resident enterprise” under the EIT Law, this could result in a situation in which a 10% PRC tax is imposed on dividends CFO Consultants, Inc. pays to its enterprise, but not individual, investors that are not tax residents of the PRC, or “non-resident investors” and gains derived by them from transferring US holding company’s shares or warrants, if such income is considered PRC-sourced income by the relevant PRC tax authorities. In such event, US holding company may be required to withhold a 10% PRC tax on any dividends paid to its non-resident investors. US holding company’s non-resident investors also may be responsible for paying PRC tax at a rate of 10% on any gain derived by such investors from the sale or transfer of its shares or warrants in certain circumstances.

In January 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”). Entities which have the direct obligation to make the following types of payments to a non-resident enterprise will be the relevant tax withholders for such a non-resident enterprise: income from equity investment (including dividends and other return on investment), interest, rent, royalties, and income from assignment of property as well as other income subject to enterprise income taxes received by non-resident enterprises in the PRC. Further, the Measures provide that in the case of an equity transfer between two non-resident enterprises outside of the PRC, the non-resident enterprise which receives the equity transfer payment shall file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures cover equity transfers of a non-resident enterprise, which is a direct, or an indirect shareholder of a PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

Changes in PRC government policy on foreign investment in China may adversely affect our business and results of operations.

Our PRC subsidiary is a foreign invested enterprise. As we conduct a significant portion of our businesses through a foreign investment enterprise in the PRC, we are subject to restrictions on foreign investment policies imposed by the PRC law from time to time. Generally, foreign invested enterprises enjoy more favorable tax treatment in the form of tax incentives and other preferential policies but are subject to more stringent restrictions in their business operations. If we cannot obtain approval from relevant approval authorities to engage in businesses that become restricted or prohibited for foreign investors, we may be forced to sell or restructure the businesses that have become restricted or prohibited for foreign investment. If we are forced to adjust our business portfolio as a result of changes in government policy on foreign investment, our business, financial condition and results of operations would likely be materially adversely affected.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect our business and results of operations.

As we conduct a significant portion of our business through our PRC subsidiaries, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in the PRC on January 1, 2008. The PRC employment contract law and related legislation require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which would have an adverse impact on our business and results of operations.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations that became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our shareholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our shareholders’ economic interests.

The approval of the China Securities Regulatory Commission may be required in connection with an offering of our securities under PRC regulations, and, if required, we cannot currently predict whether we would be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or “CSRC,” MOFCOM the State-Owned Assets Supervision and Administration Commission, or “SASAC”, the State Administration of Taxation, or “SAT”, the State Administration for Industry and Commerce, or “SAIC” and SAFE jointly promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009 (the “M&A Regulation”). This M&A Regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or “SPVs”, formed for the purpose of listing of the equity interests in the PRC Companies on an overseas stock exchange and directly or indirectly controlled by PRC individuals or companies to obtain approval from the CSRC prior to listing their securities on an overseas stock exchange. We have been advised by our PRC counsel, since our PRC subsidiaries were established as greenfield foreign-invested companies rather than by taking over existing PRC domestic companies, the M&A Regulation is not applicable to the formation of our PRC subsidiaries. However, the application of this M&A Regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. If the CSRC or another PRC regulatory agency subsequently were to determine that the CSRC approval is required for an offering, we could face sanctions by the CSRC or other PRC regulatory agencies. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this transaction into the PRC, restrict or prohibit payment or remittance of dividends by its PRC subsidiaries, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring or advising us to halt such an offering.

If there are any adverse public health developments in China, our business and operations may be severely disrupted.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or “SARS,” swine flu, or other adverse public health developments in China or other regions where we have an operation or presence may have a material adverse effect on our business operations. These could include the ability of our personnel to travel or to promote our services within China or at other regions where we have an operation or presence, as well as temporary closure of our facilities. In particular, there have been reports of occurrences of avian flu and swine flu in various parts of China in recent years, including confirmed human cases. In response, the PRC government has authorized local governments to impose quarantine and other restrictions on movements of people and goods in the event of an epidemic. Any closures or travel or other operational restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS, swine flu, or any other epidemic.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this Annual Report.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our directors and executive officers reside within China. As a result, it may not be possible to affect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, our PRC legal counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As such, recognition and enforcement in China of judgments against us, our directors, executive officers or the experts named in this Current Report obtained from a court in any of those jurisdictions may be difficult or impossible to enforce.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

Contract drafting, interpretation and enforcement in China involves significant uncertainty, which could leave us vulnerable to legal disputes and challenges related to our contracts.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our facilities rely on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.

We could be liable for damages for defects in our products pursuant to the Tort Liability Law of the PRC.

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or “SAT,” released a circular (Guoshuihan No. 698, or “Circular 698”) on December 10, 2009 that addresses the transfer of shares by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign (non-PRC) companies, or foreign investors, on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with certain relevant information within 30 days of the execution of the equity transfer agreement. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698.  For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant PRC taxing authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the actual tax burden in the country or jurisdiction of the offshore holding company and the extent of the disclosure to the tax authority in charge of the Chinese resident enterprise (or the process by which such disclosure should be made).  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our company complies with Circular 698.  As a result, we (or a foreign investor in us) may become at risk of being taxed under Circular 698 and we (or such foreign investor) may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

Because we may rely on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for our cash requirements, restrictions under Chinese law on their ability to make such payments could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

We have adopted a holding company structure, and our holding companies may rely on dividends and other distributions on equity paid by our current and future PRC subsidiaries for their cash requirements, including the funds necessary to service any debt we may incur or financing we may need for operations other than through our PRC subsidiaries. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC GAAP. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their after-tax profits determined in accordance with PRC GAAP to statutory reserves until such reserves reach 50% of the company’s registered capital. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitation on the ability of our current or future PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Our payments to the Employee Social Insurance and Housing Funds may be considered insufficient by the PRC government and further payments could be required

According to PRC law and Chinese regulations for social insurance and housing funds, our PRC subsidiaries are required to make contributions to the social insurance, including (i) pension; (ii) medical insurance; (iii) unemployment insurance; (iv) work related injury insurance; (v) maternity insurance, and to the housing funds of its employees. From its establishment, each of our PRC subsidiaries has started to make the contribution for the required statutory social insurance for its employees.  However, we cannot assure you that the local social insurance administrative authority will consider our social insurance payments as adequate and no further payments will be required.

Our PRC subsidiaries have not made contributions for the employee housing funds.  If requested by the local housing fund administration authority, our PRC subsidiary shall make up the housing funds contributions for their employees for previous periods and may be subject to certain administrative fines

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately a large majority of our outstanding Common Stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

Currently, we are eligible to be quoted on the OTC Bulletin Board, where an investor may find it difficult to obtain accurate quotations as to the market value of the Common Stock. In addition, if we fail to meet the criteria set forth in SEC regulations, by law, various requirements would be imposed on broker-dealers who sell its securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices, which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially and adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because we became a public company by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse takeover.” Securities analysts of major brokerage firms may not provide coverage of our securities since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K covering out next fiscal year. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our Common Stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the Common Stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS

Disclaimer Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “believes,” “management believes” and similar language.  Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Form 8-K.

Overview

We are a premium native potato starch manufacturer in the PRC.  Our corporate headquarters is based in Hong Kong and our operational headquarters is based in Kunming city, Yunnan province. We began operations in 2004 and have factories located in Yunnan, Guizhou and Gansu provinces of China.

We primarily sell our products to distributors and food processing companies in the PRC, which represented 42.6% and 57.4% of sales respectively for the year ended December 31, 2009.

Our products are currently sold under the “Wei Bao” and “Jiabao” brand names.  The Wei Bao brand is targeted primarily to food processors and our Jiabao brand is targeted to food service operators. We believe that our company is one of the top 5 premium starch potato processors in the PRC, with a production capacity of 111,500 metric tons per year. In 2008, we received the “China’s Potato Starch Industry Top Ten Best Selling Products”, “China’s Potato Starch Industry Top Ten Customer Satisfaction Product” and “China’s Potato Starch Industry Top Ten Best Brands” awards.  Our Jiabao brand created in 2007 is gaining the acceptance of our target customers.

Sales

We normally enter into six-month agreements with our customers. The agreement specifies the quantity that the customer believes they will buy during the forthcoming six months and the negotiated price per metric ton.  Our customers are not charged a penalty for failing to purchase the quantities set forth in our contracts. However, historically our customers have purchased the set amount in the contracts.  In the event the market price exceeds the 10% of the price stipulated in the contract, the agreed price stated on the agreement will be adjusted to the reflect the current market price.

Historically, the market price has been within 6% of the contract, not exceeding the 10% stipulation. We sell premium quality native potato starch, which is usually sold for 5-10% more than the average market price.

We have established an extensive distribution network in the PRC. During the year ended December 31, 2009, 42.6% and 57.4% of our products were sold to manufacturers and distributors respectively.

Revenue from sales of our native potato starch is recognized upon delivery of our products to the railway station nearest to our respective factories at which time the significant risks and rewards of ownership of our products are transferred to the customers.

Our revenue has increased from $33.1 million in 2007 to $ 64.5 million in 2009, representing a compounded annual growth rate of 39.6%.   This was mainly due to the increase in demand for our products from existing and new customers supported by the increase in our production capacity.  We believe that greater acceptance of our Wei Bao and Jiabao brands in the PRC and our commitment to continuously improving the quality of our products was also a contributing factor.

The main factors that affect our revenue include the following:

(a)	Competition
We expect to face competition from potato starch producers with more than 20,000 metric tons annual production capacity and new entrants. Our future revenue growth depends on our ability to compete effectively against such competitors on key considerations including the price and quality of our products.  If we are unable to retain existing customers and secure new ones, or fail to develop new products to meet the needs of our customers, our revenue and profitability may be adversely affected.

(b)	Stable supply of raw materials
Profitability in the potato starch industry is materially affected by the need to maintain a sufficient supply of potatoes at stable prices from farmers. These commodity prices are determined by supply and demand. While the potato starch industry has historically not been subject to wide fluctuations and cycles, we cannot eliminate the risk of increased operating costs from potato price increases, and it is very difficult to predict when and if price spiral cycles will occur.

(c)	Alternative raw materials or production technology
If a new source of starch is discovered as a substitute to native potato starch or new production technologies are developed that render our production facilities obsolete, our revenue and profitability may be adversely affected.

(d)	Our production capacity
We currently have a production capacity of 111,500 metric tons per year for native potato starch. As of June 30, 2010, our production capacity utilization was 87%. We plan to establish new production lines for native potato starch, modified potato starch and whole potato starch.  We plan to increase our production capacity to 184,500 metric tons by 2012.  Should we able to increase our production capacity in time to meet any increase in demand, future growth of our revenue will be significantly improved.

(e)	Growth of native potato starch industry
The PRC continues to experience exponential economic and population growth. The per capita usage of potato starch in the PRC is mere 0.8kg per annum, compared to 10kg in developed regions such as Europe and Japan.  With the increase in disposable income of the population and the per capita usage of potato starch, we believe that the demand for our products will continue to rise and improve our revenue and profitability.

Please refer to the section “Risk Factors” herein for further information on other factors that may affect our revenue.

Cost of sales

Our cost of sales comprises cost of raw material, direct labor and production overhead, which accounted for 84.4%, 2.1% and 13.5% of our cost of sales respectively for each of the years ended December 31, 2009.

Potatoes are a key raw material and we source them from farmers in Yunnan, Gansu and Guizhou provinces in the PRC.

Direct labor includes salaries, wages and staff related costs of plant operators and those who are directly involved in the production of our products. Overhead consists mainly of depreciation charges on machinery, utilities (water and electricity) and other factory related costs.

In addition to the volume of production, our costs of sales are affected by, (i) factors affecting the costs of raw materials, namely, the market demand and supply conditions for potatoes, and harvesting conditions; (ii) factors affecting labor costs, namely demand and supply of labor, general wage levels, and government regulations; as well as (iii) factors affecting general manufacturing overhead, namely, our depreciation expense resulting from capital expenditures and general prices of utilities charges.

Operating expenses

Our operating expenses consist of selling and distribution costs and administrative expenses.

Our selling and distribution costs consist of transportation costs, salaries and staff welfare expenses of sales personnel, entertainment expenses and telecommunication expenses incurred by our sales personnel. Our facilities are strategically located near railways, which we use as the main method of transporting our products.  We only pay for shipment of our products to the railway station.  Our customers pay for the railway transfer fee.  Transportation costs accounted for an average of 79.5% of our selling and distribution costs incurred during 2007 through 2009.

Our administrative and other expenses consist of salaries and staff related expenses for administrative personnel, depreciation charges, entertainment expenses and other office related expenses. The major components of administrative and other expenses include salaries and depreciation, which accounted for an average of 30.0% and 20.0% of our administrative expenses incurred during 2007 through 2009 respectively.

Other non-operating income

Other non-operating income consists of government subsidies, bank interest income and other items. All of our PRC subsidiaries are accredited with “Leading Enterprise” status, which has entitled them to receive various forms of preferential treatment from the local and state governments including government subsidies and infrastructural assistance. The subsidies received related to agriculture land development fund contributions, commitment to produce high quality native potato starch and our contribution to rural agriculture development.

Interest expense

Our interest expense consists mainly of interest on bank borrowings, which were incurred for working capital purposes.

Income tax expenses

The PRC has enacted a tax policy that entitles a foreign corporation to a full exemption from both PRC state and local corporate income tax for the first two profitable calendar years of its operations and thereafter a 50% relief from the PRC state corporate income tax and full exemption from local corporate income tax for the following three calendar years.  Our PRC subsidiaries, namely Yunnan WeiLi, Guizhou WeiLi and Gansu WeiBao, qualify for such tax exemptions. The circular entitled “Scope of Preliminary Processing of Agricultural Products Entitled to Preferential Enterprise Income Tax Policies (Trial Implementation)” published by Ministry of Finance and State Administrative of Taxation, entitled us to a full exemption from PRC corporate income tax since January 1, 2008. Our native potato starch qualifies for this exemption and as a result none of our subsidiaries are subject to PRC corporate income tax.

Pursuant to the New Tax Law, dividends declared by our PRC subsidiaries to their parent company incorporated in Hong Kong are subject to withholding tax of 5% or 10%.  In accordance with Caishui (2008) No. 1 issued by State Tax Authorities, undistributed profits from our PRC subsidiaries up to December 31, 2007 will be exempt from withholding tax when they are distributed in the future.  As a result, a provision for dividend withholding tax has been made starting January 1, 2008.  As a United States public company, we do not intend to pay such dividends.

Seasonality

From May through July, we typically halt our production process at our facilities located in Yunnan and Guizhou provinces.  The potato-planting season typically begins in March and the potatoes are delivered to our facilities from August until December.  The farmers store remaining unsold potatoes in cellars for up to four months, which allows us to expand our production period until April.

Our Gansu factory is in one of the colder regions in China and typically halts production during January and February and resumes production from March to May.  It typically shuts down again during June and July and resumes production in August. During the off-season, we spend time performing routine maintenance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for routine repairs and maintenance are expensed as incurred.

Depreciation is calculated on the straight-line basis over each asset’s estimated useful life down to the estimated residual value of each asset. Estimated useful lives are as follows:

Land use rights	52-55 years
Buildings	20 years
Motor vehicles	5 years
Plant and machinery	10 years
Other equipment	5 years

Revenue recognition

We generate our revenues from the selling of native potato starch products.  Revenues from product sales are recognized only when persuasive evidence of an arrangement exists; delivery has occurred and the customers' acceptance has been received; the price to the customer is fixed or determinable; and collectability is reasonably assured.  Generally, these criteria are met upon shipment of products and transfer of title to customers.

Inventories

Inventory is stated at the lower of cost or market. Inventory is valued using the weighted average method, which approximates actual cost. Capitalized costs include materials, labor and manufacturing overhead related to the purchase and production of inventories.  Excess and obsolete inventory reserves are established based upon the our evaluation of the quantity of inventory on hand relative to demand.  The total reserve for obsolete inventory was zero as of December 31, 2008 and 2009.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on an evaluation of the collectability of accounts receivable, and other receivables. An allowance for doubtful accounts is provided, when considered necessary, primarily consisting of an analysis based on current information available about the customer or borrower. Receivable losses are charged against the allowance when our management believes the uncollectability of the receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. Total allowance for doubtful accounts was zero as of December 31, 2008 and 2009.

RECENTLY ISSUED ACCOUNTING GUIDANCE

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued additional disclosure requirements for fair value measurements. In accordance with the new guidance, the fair value hierarchy disclosures are to be further disaggregated by class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the balance sheet. In addition, significant transfers between Levels 1 and 2 of the fair value hierarchy will be required to be disclosed. These additional requirements are effective for the Company on January 1, 2010. These amendments will not have a material impact on the consolidated financial statements; however they will require additional disclosures. In addition, the guidance requires more detailed disclosures of the changes in Level 3 instruments. These changes will be effective for the Company on January 1, 2011 and are not expected to have a material impact on the consolidated financial statements.

In June 2009, the FASB approved its Accounting Standards Codification (the “ASC” or “Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all nongovernmental entities, with the exception of the Securities and Exchange Commission (the “SEC”) and its staff. The Codification, which changes the referencing of financial standards, was effective for interim or annual financial periods ending after September 15, 2009. Therefore, beginning in the third quarter of fiscal year 2009, all references made to US GAAP use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing US GAAP, it did not have any impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued guidelines on subsequent event accounting which set forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These guidelines were effective for annual periods ending after June 15, 2009.  In February 2010, the FASB amended this standard whereby companies that file with the SEC are required to evaluate subsequent events through the date the financial statements are issued, but are no longer required to disclose in the financial statements that they have done so or disclose the date through which subsequent events have been evaluated. Management evaluates all subsequent events through the date of the issuance of the Company’s consolidated financial statements.

Results of Operations

The Fiscal Years Ended December 31, 2009 and 2008

Sales

Our Wei Bao and Jiabao brands continued to receive encouraging response from local customers in 2009. Our sales increased by 21.5% from $53.1 million in 2008 to $64.5 million in 2009 primarily due to increase in demand from our existing and new customers.  To cope with this increasing demand, we began leasing a factory in Guanghe, Gansu with a total native potato starch production capacity of 20,000 metric tons in 2009.  Total sales quantity increased by 25.9% from 73,353 metric tons in 2008 to 92,382 metric tons in 2009.

Cost of sales

Our cost of sales increased by 19.5% from $30.5 million in 2008 to $36.5 million in 2009, primarily due to the corresponding increase in sales.

Gross profit and gross profit margin

Our gross profit increased by 24.2% from $22.6 million in 2008 to $28.0 million in 2009 as a result of the increase in sales.  The gross profit margin remained stable at approximately 43.0% in both 2008 and 2009.

Operating expenses

Operating expenses increased by 35.1% from $2.6 million in 2008 to $3.5 million in 2009, as a result of an increase in distribution expenses, which was attributable to the increase in sales, resulting in an an increase in staff salaries and office expenses.

Income tax expense

Income tax expense increased by 155.8% from $1.0 million in 2008 to $2.6 million in 2009.  The PRC subsidiaries have been entitled to full exemption on enterprise income tax in the PRC since January 1, 2008.  The increase was attributable to the increase of dividend withholding tax from 5% to 10% on dividends declared by the PRC subsidiaries to their parent company incorporated in Hong Kong.

The Fiscal Years Ended December 31, 2008 and 2007

Sales

Our sales increased by 60.3% from $33.1 million in 2007 to $53.1 million in 2008 as a result of our effort in promoting our Wei Bao and Jiabao brands.  The sales quantity increased by 40.8% from 52,090 metric tons in 2008 to 73,353 metric tons in 2009.

Cost of sales

Our cost of sales increased by 55.6% from $19.6 million in 2007 to $30.5 million in 2008, primarily due to the corresponding increase in sales.

Gross profit and gross profit margin

Our gross profit increased by 67.1% from $13.5 million in 2007 to $22.6 million in 2008 as a result of the increase in sales.  The gross profit margin was 42.5% in 2008, which is slightly higher than that of 40.8% in 2007 due to the increase of our selling prices in 2008.

Operating expenses

Operating expenses increased by 73.8% from $1.5 million in 2007 to $2.6 million in 2008 as a result of an increase in distribution expenses, which was primarily attributable to the increase in sales, resulting in an increase in staff salaries and office expenses.

Income tax expense

Income tax expense increased by 63.4% from $0.6 million in 2007 to $1.0 million in 2008.  The PRC subsidiaries have been entitled to full exemption on enterprise income tax in the PRC since January 1, 2008.  The increase was attributable to a 5% withholding tax on dividends declared by the PRC subsidiaries to their parent company incorporated in Hong Kong.

Six months ended June 30, 2010 compared to six months ended June 30, 2009

Sales

Our sales increased by 27.2% from $22.8 million in 2009 to $29.0 million in 2010 as a result of our effort in promoting our Wei Bao and Jiabao brands and an increase in our selling prices.  We were able to accommodate the increased volume by leasing a 20,000 metric ton production facility in Gansu that was only utilized at approximately 66% of its capacity in 2009 and fully utilized during the first six months of 2010. These factors have contributed to our increase in sales volume of 8.5% from 35,666 metric tons in 2009 to 38,715 metric tons in 2010.

Cost of sales

Our cost of sales increased by 23.2% from $13.5 million in 2009 to $16.6 million in 2010, primarily due to the corresponding increase in sales.

Gross profit and gross profit margin

Our gross profit increased by 32.9% from $9.3 million in 2009 to $12.4 million in 2010 as a result of the increase in sales.  The gross profit margin was 42.7% in 2010, which is slightly higher than that of 40.1% in 2009 due to the increase of our selling prices in 2010.

Operating expenses

Operating expenses increased by 31.9% from $1.4 million in 2009 to $1.9 million in 2010 as a result of an increase in distribution expenses which was primarily attributable to the increase in sales, staff salaries and office expenses.

Income tax expense

Income tax expense increased by 39.8% from $0.8 million in 2009 to $1.1 million in 2010.  The PRC subsidiaries have been entitled to full exemption on enterprise income tax in the PRC since January 1, 2008.  The increase was attributable to a 10% withholding tax on undistributed profits earned by the PRC subsidiaries, which was higher in 2010 due to the increase in profit over the six months ended June 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

We have historically financed operations primarily through internally generated cash, loans borrowed from banks and advances from shareholders. Going forward, we believe our sources of liquidity will be satisfied by using a combination of cash provided by our operating activities and proceeds from future offerings after the reverse merger.

The following table sets out a summary of our cash flow during 2007 to 2009:

	Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Net cash generated by operating activities	$7,415	$19,030	$19,835
Net cash used in investing activities	(1,089)	(79)	(11)
Net cash used in financing activities	(5,237)	(18,729)	(2,075)
Net increase in cash and cash equivalents	1,089	222	17,749
Effect of foreign exchange rates on changes in cash and cash equivalents	456	846	(6)
Cash and cash equivalents at beginning of year	1,775	3,320	4,388
Cash and cash equivalents at end of year	$3,320	$4,388	$22,131

Cash flow from operating activities

We derived our cash flow from operating activities principally from receipt of payments for sales of our products.  Our cash outflow from operating activities is principally from purchases of raw materials.

For 2009, we had net cash generated from operating activities of $19.8 million, which was primarily contributed by operating profit before working capital changes of $21.8 million.  The cash inflow was partially offset by cash outflow due to an increase in trade accounts receivable of $3.9 million.  The increase in trade accounts receivable was primarily due to our sales growth.

For 2008, we had net cash generated from operating activities of $19.0 million, which was primarily contributed by operating profit before working capital changes of 18.9 million.  The cash inflow was partially offset by cash outflow due to an increase in trade accounts receivable of $1.8 million.  The increase in trade accounts receivable was primarily due to our sales growth.

For 2007, we had net cash generated from operating activities of $7.4 million, which was primarily contributed by operating profit before working capital changes of 11.3 million.  The cash inflow was partially offset by cash outflow due to an increase in trade accounts receivable of $5.2 million.  The increase in trade accounts receivable was primarily due to our sales growth.

Cash flow from investing activities

Our cash outflow for investing activities is principally for purchases of property, plant and equipment from 2007 to 2009.

Cash flow from financing activities

We derived our cash inflow from financing activities principally from bank borrowings and advances from shareholders.  Our cash outflow from financing activities relates primarily to the repayment of debts, repayments of advances from shareholders and the payment of dividends.

For 2009, the Group had net cash used in financing activities of $2.1 million, which was primarily due to the net cash outflow used to repay advances to shareholders of $2.1 million.

For 2008, the Group had net cash used in financing activities of $18.7 million, which was primarily due to the cash outflow used to pay dividends of $19.1 million, net repayment of debt of $1.0 million offset by net advances received from shareholders of $1.4 million.

For 2007, the Group had net cash used in financing activities of $5.2 million, which was primarily due to the cash outflow used to pay dividends of $8.2 million offset by net proceeds from debt of $2.3 million and net advances received from shareholders of $0.6 million.

NET CURRENT ASSETS/LIABILITIES

The following table sets out our current assets and current liabilities as at the dates indicated:

	December 31,		June 30,
	2008	2009	2010
	(Dollars in thousands)
Current assets:
Cash and cash equivalents	$4,388	$22,131	$28,639
Trade accounts receivable, net	14,196	18,117	-
Inventories	1,370	1,199	208
Prepayments and other receivables	38	405	88
	19,992	41,852	28,935

Current liabilities:
Trade accounts payable	166	14	-
Accruals and other payables	2,094	1,800	632
Income taxes payable	1,026	2,623	2,419
Current portion of long-term debt	2,932	3,631	3,658
Dividends payable	-	22,809	-
Due to shareholders	9,964	596	1,515
	16,182	31,473	8,224
Net current assets	$3,810	$10,379	$20,711

We had net current assets of $3.8 million, $10.4 million and $20.7 million as of December 31, 2008 and 2009 and June 30, 2010 respectively.  The significant improvement in net current assets as of June 30, 2010 of $10.3 million was primarily due to the decrease in dividends payable of $22.8 million.

Trade accounts receivable

Our trade accounts receivable represent receivables from customers for sales of products. We had trade accounts receivable of $14.2 million, $18.1 million and zero as of December 31, 2008 and 2009 and June 30, 2010 respectively.  The increase in trade accounts receivable as of December 31, 2008 and 2009 was primarily due to the increase in sales near year end.  We did not have any sales of native potato starch to our customers during the period from May to June 2010 due to seasonality of potato growth and supply, which resulted in zero trade accounts receivable as of June 30, 2010.

The table below sets out our trade accounts receivable turnover days for the periods indicated:

	Years Ended		Six Months Ended
	December 31,		June 30,
	2008	2009	2010

Trade accounts receivable turnover days (note)	89	91	57

Note:
Trade accounts receivable turnover days is equal to the average trade accounts receivable divided by sales and multiplied by 365 days. Average trade accounts receivable are equal to trade accounts receivable at the beginning of the year plus trade accounts receivable at the end of the year and divided by two.

The trade accounts receivable turnover days remained stable for December 31, 2008 and 2009.  The significant drop in trade accounts receivable turnover days in 2010 to 57 days was as a result of zero trade accounts receivable being outstanding as of June 30, 2010 due to seasonality.

Inventories

Our inventories amounted to $1.4 million, $1.2 million and $0.2 million as of December 31, 2008 and 2009 and June 30, 2010 respectively.

The following table sets out the summary of our inventories as of the dates indicated:

	December 31,		June 30,
	2008	2009	2010
	(Dollars in thousands)

Raw materials	$567	$364	$202
Finished goods	803	835	6
	$1,370	$1,199	$208

The following table sets out the inventory turnover days for the periods indicated:

	Years Ended		Six Months Ended
	December 31,		June 30,
	2008	2009	2010

Inventory turnover days (note)	15	13	8
Note:
The calculation of inventory turnover days is based on the average inventory balances divided by cost of goods sold and multiplied by 365 days for the year (163 days to the June 30, 2010 period).  Average inventory balances are equal to inventory balance at the beginning of the year plus inventory balances at the end of the year and divided by two.

The inventory turnover days remained stable for December 31, 2008 and 2009.  The significant drop in the inventory turnover days for the six months ended June 30, 2010 was as a result of the suspension of our production process during May to June 2010 because of seasonality.

Trade accounts payable

Our trade accounts payable primarily represented the amount we owed to our suppliers for the purchase of raw materials, mainly potatoes, packaging materials and coal.

Due to shareholders

The balances of amounts due to shareholders of $10.0 million, $0.6 million and $1.5 million as of December 31, 2008 and 2009 and June 30, 2010 are unsecured, non-interest bearing and have no fixed terms of repayment.

Property, plant and equipment

Net plant and machinery and other office equipment, amounted to $9.2 million, $8.2 million and $7.9 million as of December 31, 2008 and 2009 and June 30 2010 respectively.  We had no significant additions to property, plant and equipment during the periods presented.

Capital Expenditures

The following table sets out the historical capital expenditures during the periods indicated:

	Years Ended		Six Months Ended
	December 31,		June 30,
	2008	2009	2010
	(Dollars in thousands)
Furniture, fixtures and office equipment	$79	$11	$133
Construction in progress	-	-	-
	$79	$11	$133

The following table sets out our projected capital expenditures for the three years ending December 31:

	December 31,
	2010	2011	2012
	(Dollars in thousands)
Land use rights	$4,399	$8,798	$34,164
Buildings	-	13,137	7,871
Plant and machinery	-	20,528	7,966
	$4,399	$42,463	$50,001

We expect that the capital expenditures for the three years ending December 31 will be primarily used for land use rights, buildings, and plant and machinery to establish new production lines for native potato starch, modified potato starch and whole potato starch.

We expect to finance our projected capital expenditures mainly by the net proceeds from future offerings after the reverse merger and cash generated from operating activities.

COMMITMENTS AND CONTINGENCIES

Capital commitments

As of June 30, 2010, the Group had entered into agreements with the People’s Government of the Zhaoyang District, Yunnan Province to purchase property, plant and equipment totaling approximately $19 million related to the construction of two production facilities.

(b)	Lease commitments

Operating lease commitments include commitments under non-cancellable lease agreements for our office premises, as well as a land lease.   The leases expire from July 2011 through October 2042.  The yearly future minimum rental payments required as of June 30, 2010 were as follows:

(Dollars in thousands)
2011	$519
2012	61
2013	22
2014	22
2015	22
Thereafter	605
$1,251

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors. As of October 21, 2010, there were 43,655,000 shares of common stock outstanding. Prior to the closing of our purchase of Waibo, we had 5,655,000 shares issued and outstanding. Pursuant to the Exchange Agreement, we issued 38,000,000 shares to the Waibo Shareholders, and further, as soon as practical after amending our Articles of Incorporation to increase the amount of our authorized shares of Common Stock, we are obligated to issue an additional (i) 323,920,000 shares of Common Stock to the Waibo Shareholders and (ii) 9,441,667 shares of Common Stock to the holder of an outstanding convertible promissory note of the Company in the principal amount of $25,000.  Following the amendment to our Articles of Incorporation to increase the amount of our authorized shares of Common Stock and after giving effect to all of the issuances above, we will have 377,016,667 shares outstanding.

Our common stock does not have preemptive rights, meaning that our common stockholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing stockholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in us. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of us.

Upon any liquidation, dissolution or winding-up of us, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

No Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. We have no present intention to declare any dividends on the common stock in the foreseeable future.

Transfer Agent

We will use Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300 Salt Lake City, UT 84121 as our transfer agent.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Market Information

There is no established public trading market for our Common Stock, however our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CFOS.” The following table sets forth the high and low bid information for our Common Stock for the period from March 25, 2009, the first day for which quotation information is available, through October 21, 2010. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock
	High	Low

March 25-30, 2009	$0.01	$0.01
Second quarter 2009	$0.01	$0.01
Third quarter 2009	$0.02	$0.02
Fourth quarter 2009	$1.01	$0.51
First quarter 2010	$1.01	$1.01
Second quarter 2010	$0.10	$0.0025
Third Quarter 2010	$0.05	$0.025
Fourth Quarter 2010 through October 21, 2010	$0.03	$0.03

Holders of Common Stock

As of October 21, 2010, there were of record 37 holders of our Common Stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 21, 2010 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

We had 43,655,000 shares of common stock outstanding on October 21, 2010, however, we anticipate that within the next 60 days that we will have amended our Articles of Incorporation to effect an increase of our authorized shares of common stock and will have issued an additional 333,361,667 shares of Common Stock immediately after such amendment.  Therefore, displays both our current beneficial ownership structure and the effect of such amendment and issuance.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership on October 21, 2010 (1)	% of Class	Amount and Nature of Beneficial Ownership assuming issuance of 333,361,667 shares of common stock as described above (1)	% of Class
Kai Bo Holdings Limited(3)	38,000,000	87	361,920,000	96

Joanny Kwok, Chief Executive Officer and Chairperson of the Board(3)	38,000,000	87	361,920,000	96

Jacky Kwok, Director(3)	38,000,000	87	361,920,000	96

Lam Yukang(3)	38,000,000	87	361,920,000	96

Ken Tsang, Chief Financial Officer	0	0	0	0

Norman LaBoeuf, Director	160,000	0	160,000	0

Guohua Zheng, Chief Operating Officer and Director	0	0	0	0

All Directors and Officers as a Group (5 Persons)	38,160,000	87	362,080,000	96

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based on 43,655,000 shares of common stock outstanding on October 21, 2010.
(3)
Kai Bo Holdings Limited is a Bermuda company with a principal address at: Rm 2102 F&G, Nan Fung Centre, 264-298 Castle Peak Rd, Tsuen Wan, New Territories, Hong Kong Joanny Kwok, Jacky Kwok, Lam Yukang are principals of Kai Bo Holdings Limited and share beneficial ownership of our shares held by Kai Bo Holdings Limited.

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Previous Independent Registered Public Accounting Firm.

On October 21, 2010, we made the decision to dismiss Sam Kan & Company as our independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on October 22, 2010.  Our Board of Directors participated in and approved the decision to change our independent registered public accounting firm. Sam Kan & Company’s reports on our financial statements of for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than with respect to our ability to continue as a going concern.

In connection with the audit and review of our financial statements through October 21, 2010, there were no disagreements with Sam Kan & Company on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report.

In connection with our audited financial statements for the years ended December 31, 2009 and 2008 and through October 21, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

We provided Sam Kan & Company with a copy of this Current Report on Form 8-K and requested that Sam Kan & Company furnish us with a letter addressed to the SEC stating whether or not they agree with the above statements. We have received the requested letter from Sam Kan & Company, and a copy of such letter will be filed as Exhibit 16.1 to an amended Current Report on Form 8-K/A.

(b) Engagement of New Independent Registered Public Accounting Firm.

On October 21, 2010, we made the decision to appoint GHP Horwath, P.C. (“GHP”) as our new independent registered public accounting firm. The decision to engage GHP was approved by our Board of Directors on October 22, 2010.

Prior to October 21, 2010, we did not consult with GHP regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Company has authorized Sam Kan & Company to respond fully to GHP concerning our financial statements.

Item 5.01  Changes In Control of the Registrant

On the Closing Date, pursuant to the terms of the Exchange Agreement, the Waibo Shareholders transferred all of the Waibo Shares to us and in exchange, we issued their designee 38,000,000 shares of our Common Stock (or 86% of our outstanding Common Stock after giving effect to the issuance), and agreed to issue to their designee an additional 323,920,000 shares, which will in the aggregate equal 96% of all of our shares after giving effect to such issuance and the conversion of the Convertible Note into 9,441,667 shares of our Common Stock. On the Closing Date, we did not have sufficient authorized shares to complete the issuance of 323,920,000 of the Exchange Shares and shares issuable pursuant to the Convertible Note, so only 38,000,000 shares were issued to the Waibo Shareholders on the Closing Date and no shares were issued to the holder of the Convertible Note. As soon as practicable after we effectuate an amendment to our Articles of Incorporation to increase our authorized shares, we will issue the remaining 323,920,000 shares to the Waibo Shareholders, as well as 9,441,667 shares to the holder of the Convertible Note.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements, which may result in a change in control at a subsequent date.

Item 5.02                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2010, upon the closing of the Share Exchange, all prior directors and officers of CFO Consultants, Inc. resigned from their positions, and prior to their resignation, Joanny Kwok, Jacky Kwok and Guohua Zheng were appointed to serve as directors, provided, however, that the resignation of Norman LeBoeuf as director shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission (the “SEC”) and provided further, however, that the election of Jacky Kwok and Guohua Zheng as directors shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.

All former executive officers of CFO Consultants, Inc. resigned on and closing date Joanny Kwok, Guohua Zheng and Ken Tsang were appointed to serve as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively.

All executive officers are elected annually by the Board of Directors for a one-year term until the election and qualification of their successors.  Jacky Kwok is Joanny Kwok’s brother.

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position
Joanny Kwok	32	Chairman, CEO, Director
Guohua Zheng	56	Chief Operating Officer, Director(1)
Ken Tsang	30	Chief Financial Officer
Jacky Kwok	30	Director(1)
Norman LeBoeuf	81	Director(2)
(1)	Appointed as a member of our board of directors on October 21, 2010, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.
(2)	Resigned from our board of directors on October 21, 2010, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Joanny Kwok, age 32, is chairman of the board and chief executive officer since October 21, 2010.  Ms. Kwok is the co-founder of Hong Kong Wai Bo International Ltd. and has been the CEO and Chairman of the Board since it was founded 2005.  In 2006, Ms. Kwok founded Gansu Weibao Starch Co., Ltd. through Hong Kong Waibo International Ltd. Prior to that, Ms. Kwok founded Ever Flow International Ltd. in 2002, which was acquired by Hong Kong Wai Bo International Ltd. in 2008.  In 2003, Ms. Kwok founded Yunnan Zhaoyang Weili Starch Co., Ltd. and Guizhou Weining Starch Co., Ltd. through Ever Flow International Ltd..  Ms. Kwok is responsible for our corporate direction, strategies and business development.  Ms. Kwok also is vice president of China Potato Starch-Specialized Society (CPSSS), a national trade organization focused on research and communication in the potato starch industry. Ms. Kwok graduated from the University of Technology, Sydney (UTS) with a B.A. in International Trade and Finance in 2002.

Guohua Zheng, age 56, is our chief operating officer since October 21, 2010 and was appointed as a member of our board of directors on October 21, 2010, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Zheng has served as the vice-president of Hong Kong Wai Bo International Limited. since July 2010. Prior to that, Mr. Zheng was General Manager of Gansu Weibao Starch Co., Ltd from 2006 to July 2010.  Mr. Zheng graduated from Yunnan College of Finance and Economics, with a diploma in Corporate Finance Management in 1983.

Ken Tsang, age 30, is our chief financial officer since October 21, 2010 and the Chief Financial Office of Hong Kong Wai Bo International Limited since 2010. He is responsible for the implementation of our internal controls and corporate governance practice as well as liaising with external parties and regulatory bodies in respect of financial matters.  Prior to joining us, he was an audit manager for RSM Nelson Wheeler, an international auditing firm, from 2003 to 2010, where Mr. Tsang was in charge of audit work, internal control review and due diligence projects.  He graduated from the Hong Kong University of Science and Technology in 2002 with a Bachelor’s Degree in Accounting.  He is a CPA member of the Hong Kong Institute of Certified Public Accountants.

Jacky Kwok, age 30, was appointed as a member of our board of directors on October 21, 2010, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Kwok is the co-founder of Hong Kong Wai Bo International Limited. and is the vice chairman and vice president since it was founded in 2005. Mr. Kwok is responsible for overseeing the manufacturing process and raw material procurement.  Mr. Kwok graduated from Central Queensland University Australia, with a Bachelors Degree in Business Administration in 2005.

Norman LeBoeuf, age 81, served as our President, Chief Executive Officer, Chief Financial Officer and Secretary until October 21, 2010.  Mr. LeBoeuf is still a member of the Board of Directors, but has tendered his resignation from the Board, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC. Mr. LeBoeuf has been responsible for the accounting and tax functions for many companies. Mr. LeBoeuf's professional career includes three years in the U.S. Marine Corps Legal and Administrative functions (1952-1955) and forty years in all areas of accounting for small, medium and large (Fortune 500 Companies) in Electronics, Manufacturing and Aerospace.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past ten years.

Executive Compensation

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer and Chief Financial Officer for each of the Company’s last two completed fiscal years, no other officer’s compensation exceeded $100,000 in each year.

Summary Compensation Table

Name and Principal Position	Year	Salary	Other	Total

Joanny Kwok	2009	$65,981	-	$65,981
CEO and President
	2008	$33,303	-	$33,303

Ken Tsang	2009	$0	-	$0
Chief Financial Officer
	2008	$0	-	$0

 Employment Agreements with Executive Officers

We do not have any employment agreements with our executive officers.

Director Compensation

Currently our directors serve without compensation.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

Currently, the Company does not have any independent directors. Since the Company’s Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an "independent director" is a "person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director."

We do not currently have a separately designated audit, nominating or compensation committee.  However, we do intend to comply with the independent director and committee composition requirements in the future.

Transactions with Related Persons

The majority shareholder of American Smooth Wave Inc. and Western Lucrative Inc. owned more than 5% of our common stock at December 31, 2009 and 2008. For the year ended December 31, 2008, the Company paid consulting and professional fee of $12,900 through American Smooth Wave Inc and Western Lucrative Inc. The reimbursements of these consulting fees were made in August, 2008 and September, 2008.  There was no balance due to these affiliates at December 31, 2009 and December 31, 2008.

Item 5.06.          Change in Shell Company Status

As described in Item 1.01 of this Current Report on Form 8-K, on the Closing Date, we acquired Waibo, a Hong Kong corporation that, through its operating subsidiaries in the PRC, is in the business of producing potato starch.  Pursuant to the terms of the Exchange Agreement, the Waibo Shareholders transferred and contributed all of the Waibo Shares to us and in exchange, we issued their designee 38,000,000 shares of our Common Stock, and agreed to issue to their designee an additional 323,920,000 shares, which will in the aggregate equal 96% of all of our shares after giving effect to the conversion of the Convertible Note. On the Closing Date, we did not have sufficient authorized shares to complete the issuance of 323,920,000 of the Exchange Shares and shares issuable pursuant to the Convertible Note, so only 38,000,000 shares were issued to the Waibo Shareholders on the Closing Date and no shares were issued to the holder of the Convertible Note. As soon as practicable after we effectuate an amendment to our Articles of Incorporation to increase our authorized shares, we will issue the remaining 323,920,000 shares to the Waibo Shareholders, as well as 9,441,667 shares to the holder of the Convertible Note.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

The Audited Consolidated Financial Statements of Waibo as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Consolidated Financial Statements of Waibo as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information.

Except as set forth in the paragraph below relating to pro forma per share information, a pro-forma statement of operations of the Company for the years ended December 31, 2007, 2008 and 2009 and for the six months ended June 30, 2009 and 2010 are not presented, as pro-forma financial information for the periods would be virtually identical to the historical statement of operations of Hong Kong Wai Bo International Limited for each period.

Pro-forma income per share for the years ended December 31, 2007, 2008 and 2009 and for the six months ended June 30, 2009 and 2010 (considering the retroactive restatement to reflect the new capital structure as a result of the reverse acquisition) would be $0.03, $0.05, $0.06, $0.02 and $0.03, respectively, per share; the pro forma weighted average number of common shares outstanding would be 377,016,667 for each period presented.

Pro-forma financial information as of June 30, 2010 is not presented as pro forma financial information would be virtually identical to the historical consolidated balance sheet of Hong Kong Wai Bo International Limited as of June 30, 2010.

(c)  Shell Company Transactions.

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)  Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement dated October 21, 2010
99.1	The Audited Consolidated Financial Statements of Waibo as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007
99.2	The Unaudited Interim Consolidated Financial Statements of Waibo as of June 30, 2010 and for the six months ended June 30, 2010 and 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CFO CONSULTANTS, INC.

By:	/s/ Joanny Kwok
Name	Joanny Kwok
Title:	Chief Executive Officer

Dated: October 22, 2010